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                                                                      EXHIBIT 99

                                March 27, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Dear Sirs:

        Arthur Andersen has represented to us that their audit of our results of operations and financial condition for the year ended and as of December 31, 2001 was subject to its quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Arthur Andersen personnel working on the audit and that there was the availability of national office consultation. Availability of personnel at foreign affiliates of Arthur Andersen is not relevant to our audit.

                                        Very truly yours,

                                        ACC Acquisition L.L.C.

                                        By:    /s/ Everett Dobson
                                           ----------------------------
                                             President